EXHIBIT 99.1

MICRO THERAPEUTICS REPORTS 2004 FIRST QUARTER FINANCIAL RESULTS

– Conference Call Scheduled for Today at 8:00 a.m. PDT;

Simultaneous Webcast at www.1mti.com –

Irvine, Calif. – April 30, 2004 – Micro Therapeutics, Inc. (MTI) (NASDAQ:MTIX) today reported financial results for the first quarter ended March 31, 2004.

For the 2004 first quarter, net sales increased to $7.6 million, a 46% increase over net sales of $5.2 million in the comparable period a year ago. Revenues from MTI’s neuro access and delivery products, which include the company’s portfolio of micro catheters, guidewires and balloons, rose 84% to $4.6 million compared with $2.5 million in 2003 first quarter. Neuro embolic products, comprising the Sapphire and Sapphire NXT families of detachable coils, and Onyx®, the company’s proprietary liquid embolic material, increased 20% to $2.3 million compared with $1.9 million in the 2003 first quarter. Revenue performance in geographic markets continued to demonstrate broad-based growth, with net sales in the U.S. increasing 46% to $2.7 million, and international net sales growing 47% to $4.9 million.

“We are pleased with the 2004 first quarter results, which follow a strong finish in 2003,” said Thomas Wilder, MTI’s president and chief executive officer. “During the first quarter we introduced the Sapphire NXT product line in Europe as a replacement of the original Sapphire line, and we look forward to expanding our NXT product launch activities in the coming months.”

Gross margin in the 2004 first quarter decreased to 55 percent from 63 percent in the prior year first quarter, due primarily to the introduction in the 2004 first quarter of the Sapphire NXT platform and expansion of overall Sapphire manufacturing capacity, including initiation of Sapphire coil production in the U.S.

Operating expenses increased 5% in the 2004 first quarter to $10.3 million, compared with $9.9 million for the first quarter in the prior year. Included in 2004 operating expenses are $1.9 million of costs associated with the company’s involvement in intellectual property litigation.

In January 2004, the company announced that it issued approximately 6.3 million shares of its common stock in exchange for promissory notes sold by the company in a December 2003 private placement that raised $17 million. Prior to completing the exchange, MTI held a special meeting of stockholders for the purpose of receiving stockholder approval as required under Delaware law, and NASDAQ and other regulatory rules.

This is not an offer to sell the common stock issued in exchange for the notes. The private placement was made by MTI without a selling agent. The shares issued upon exchange of the notes were subsequently registered under the Securities Act of 1933.

Net loss for the 2004 first quarter was $12.3 million, or $0.31 per share, compared with net income of $1.0 million, or $0.04 per share, in 2003. Financial results for 2004 include a $6.3 million non-cash charge related to the value ascribed to the conversion feature of the $17 million of notes exchanged for shares of the company’s common stock in January 2004. Included in the 2003 financial results is a gain due to the receipt of a milestone payment, amounting to $7.7 million, pursuant to the company’s sale of its minority interest in Enteric Medical Technologies in 2002. Weighted average shares outstanding for the 2004 first quarter and 2003 first quarter were 39.5 million and 29.2 million, respectively.

About Micro Therapeutics, Inc.

Micro Therapeutics (MTI) develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disorders. The company’s primary focus is on catheter based technologies and products for the interventional neuroradiology market. Micro Therapeutics’ products include the Sapphire® and Sapphire NXT lines of embolic coils, the ONYX® liquid embolic system, and a broad line of micro catheters, guidewires, and occlusion balloons that are utilized in the treatment of cerebral vascular disorders.

Conference Call Information and Forward-Looking Statements

The company will host a conference call today with interested parties beginning at 8:00 a.m. PDT to review the results of operations for the first quarter of 2004 and other recent events. Discussions during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements, clinical studies, regulatory status, and financial position, and comments the company may make about its future in response to questions from participants on the conference call. Any interested party may listen to the conference call through a live audio Internet broadcast at www.1mti.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at www.1mti.com for approximately one year.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to, in no particular order: product demand and market acceptance, the impact of competitive products and pricing, effectiveness and pace of current and future product development, success of clinical testing, the impact of intellectual property litigation and regulatory approval. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.’s operating and financial results are described in the company’s Forms 10-QSB, 10-KSB, and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

MICRO THERAPEUTICS, INC.

Statement of Operations Data

(unaudited)

	Three Months Ended March 31,
	2004	2003

Net sales	$7,574,000	$5,173,000
Cost of sales	3,388,000	1,915,000

Gross profit	4,186,000	3,258,000

Operating expenses:
Research & development	3,839,000	4,611,000
Selling, general & administrative	6,489,000	5,254,000

Total operating expenses	10,328,000	9,865,000

Loss from operations	(6,142,000)	(6,607,000)

Other income (expense)
Amortization of conversion feature of notes	(6,288,000)	—
Gain on sale of investment		7,716,000
Foreign currency transaction gain (loss)	37,000	(66,000)
Other, net	50,000	(4,000)

Total other income (expense)	(6,201,000)	7,646,000

Income (loss) before taxes	(12,343,000)	1,039,000
Income tax expense	2,000	2,000

Net income (loss)	(12,345,000)	1,037,000

Other comprehensive income (loss)
Foreign currency translation gain (loss)	133,000	(138,000)

Total other comprehensive gain (loss)	133,000	(138,000)

Comprehensive income (loss)	$(12,212,000)	$899,000

Per share information
Net income (loss) available to common stockholders	$(12,345,000)	$1,037,000
Net income (loss) per share
Basic	$(0.31)	$0.04
Diluted	$(0.31)	$0.04
Weighted average shares outstanding
Basic	39,505,000	29,093,000
Diluted	39,505,000	29,212,000

MICRO THERAPEUTICS, INC.

Selected Balance Sheet Data

(unaudited)

	March 31,
	2004	2003
Cash and cash equivalents	$9,442,000	$15,727,000
Working capital	$12,183,000	$17,372,000
Total assets	$54,442,000	$53,773,000
Accumulated deficit	$(121,236,000)	$(94,940,000)
Total stockholders’ equity	$42,840,000	$44,719,000

MICRO THERAPEUTICS, INC.

Revenues by Segment

(unaudited)

	Three Months Ended March 31,
	2004	2003
Product Segments
Embolic products	$2,302,000	$1,915,000
Neuro access and delivery products	4,600,000	2,497,000
Peripheral vascular and other products	672,000	761,000

Total net sales	$7,574,000	$5,173,000

Geographic Segments
United States	$2,698,000	$1,854,000
International	4,876,000	3,319,000

Total net sales	$7,574,000	$5,173,000